EXHIBIT 99.1

National Western Life Announces Reinsurance Transaction

Austin, Texas, January 18, 2021 - National Western Life Insurance Company (“NWLIC”), a wholly owned subsidiary of National Western Life Group, Inc. (Nasdaq: NWLI), announced today the execution of an annuity reinsurance transaction with Prosperity Life Assurance Limited (“Prosperity”), a Bermuda based reinsurer rated A- (Excellent) by A. M. Best. The effective date of the transaction is December 31, 2020.

In a strategic move to expand financial flexibility and provide opportunity for incremental earnings, the Company entered into an annuity reinsurance agreement with Prosperity, an emerging provider of customized and innovative reinsurance solutions to the life insurance and annuity industry, in a transaction encompassing approximately $1.7 billion in fixed annuity reserves.

With this agreement, NWLIC expects to improve its overall financial performance and risk-based capital (RBC) ratios. “By reinsuring older fixed annuity business, we anticipate improving our already strong capital position and RBC ratio as well as increasing our financial flexibility,” commented Ross R. Moody, Chairman of the Board and Chief Executive Officer. NWLIC will continue to administer and service the policies included in the transaction.

Following an announcement made early in 2020 of NWLIC’s intent to strengthen the organization by expanding product lines and diversifying into new distribution channels, the transaction with Prosperity further supports and reinforces the Company’s strategic commitment to enhance its product portfolio management efforts while upgrading its technology platforms supporting its business operations.

About National Western Life:

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company, which is the parent organization of Ozark National Life Insurance Company, both stock life insurance companies in aggregate offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. At September 30, 2020, National Western Life Group, Inc. maintained consolidated total assets of $12.4 billion, consolidated stockholders' equity of $2.2 billion, and combined life insurance inforce of $22.2 billion.

Release Contact:
Stephen M. Van De Berg
Chief Actuary and Chief Risk Officer
(512) 836-1010
svandeberg@nationalwesternlife.com
www.nationalwesternlife.com